                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                                    FORM 15

Certificate and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934

                         Commission File Number 0-8673

                 FINANCIAL SERVICES CORPORATION OF THE MIDWEST
-------------------------------------------------------------------------------
            (Exact name of registrant as specified in its charter)

 224 - 18th Street, Suite 202, Rock Island, Illinois 61201-8737; (309) 794-1120
-------------------------------------------------------------------------------
    (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)

             9.25% Class F Cumulative Convertible Preferred Stock
                  (formerly known as 9.25% Class A Cumulative
                         Convertible Preferred Stock)
-------------------------------------------------------------------------------
           (Title of each class of securities covered by this Form)

                                     None
-------------------------------------------------------------------------------
          (Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)     [X]         Rule 12h-3(b)(1)(ii)    [ ]
Rule 12g-4(a)(1)(ii)    [ ]         Rule 12h-3(b)(2)(i)     [ ]
Rule 12g-4(a)(2)(i)     [ ]         Rule 12h-3(b)(2)(ii)    [ ]
Rule 12g-4(a)(2)(ii)    [ ]         Rule 15d-6              [ ]
Rule 12h-3(b)(1)(i)     [X]


                                       0
-------------------------------------------------------------------------------
             (Approximate number of holders of record as of the
                       certification or notice date)

Pursuant to the requirements of the Securities Exchange Act of 1934, Ameribanc, Inc. has caused this Certificate and Notice to be signed on its behalf by the undersigned duly authorized person.

                              AMERIBANC, INC., as successor by merger to FINANCIAL SERVICES CORPORATION OF THE MIDWEST


DATE:  August 3, 1998         By:  /s/ John W. McClure
                                 -------------------------------------------
                                  John W. McClure, President